Exhibit 99.1

INSPIRED REPORTS SECOND QUARTER 2023 RESULTS

●	Revenue of $80.4 million, grew 13% on both a reported and functional currency basis vs. prior year

●	Adjusted Revenue[1], which excludes Low Margin Gaming Hardware Sales, was $76.0 million, up 7% on both a reported and functional currency basis vs. prior year

●	Segment revenue growth in all segments, highlighted by increases of 24% in Gaming (6% in Adjusted Revenue), 8% in Virtual Sports and 28% in Interactive, as measured in functional currency vs. prior year quarter

●	Net Income of $4.1 million, or $0.14 per diluted share

●	Adjusted Net Income[1]of $5.3 million, or $0.18 per diluted share, vs $0.24 per diluted share in prior year quarter

●	Adjusted EBITDA[1] of $26.2 million, constant on a reported basis and up 1% in functional currency vs. prior year quarter, which includes impact of timing related to certain equipment sales and certain expenses shifting approximately $2 million of Adjusted EBITDA from the second quarter to the second half of the year

New York, New York, August 9, 2023 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today reported financial results for the three-month period ended June 30, 2023. The second quarter 2023 results reflect continued double-digit revenue growth in the Company’s aggregate digital businesses, which comprise the Virtual Sports and Interactive segments, as well as ongoing growth in the Gaming segment and the return to revenue growth in the Leisure segment. Reported results reflect the relative stability of the GBP versus the USD on a year-over-year basis (GBP 1.25: USD 1.00 for the three months ended June 30, 2023 as compared to GBP 1.26: USD 1.00 for the three months ended June 30, 2022).

“Revenue grew in each of our business lines during the second quarter reflecting solid underlying fundamentals. The digital businesses once again generated record reported quarterly revenue and are steadily contributing a greater proportion of our earnings and cash flow,” said Lorne Weil, Executive Chairman of Inspired. “Interactive revenue increased 28% year-over-year on a functional currency basis, posting a quarterly record as we increased our footprint through new customer launches as well as revenue growth from existing customers. Virtual Sports produced record reported quarterly revenue of $15.0 million with very high conversion to earnings and cash flow, as Adjusted EBITDA grew faster than revenue. It is also worth mentioning that we successfully negotiated long-term extensions for our Virtual Sports strategic partnerships with both bet365 and Paddy Power.”

1 “Adjusted Net Revenue,” “Adjusted Net Income” and “Adjusted EBITDA” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

Weil continued, “In our land-based business, recent initiatives both during the quarter and subsequent are expected to add to future growth. For instance, we are beginning to benefit from the sales of our new Vantage terminals. Through last week with over 40% of the installations complete, early results indicate an improvement in revenue per machine in the high single digits with potential to reduce operational costs. In addition, during the quarter we entered into $4.4 million of “low margin” terminal sales, whereby product sold today will secure longer term recurring revenue streams utilizing an asset-light model. We anticipate additional sales of this nature during the second half of the year.”

Weil added, “We have an exciting pipeline of new products and further enhancements across our businesses. Most significant is that we are on target to deliver our new National Football League (NFL) product in time for the start of the upcoming season. We continue to be very excited about the potential of our offering and the experience the product will deliver to NFL fans globally. In both Virtual Sports and Interactive, we remain more convinced than ever that we are in the early stages of an expanding global opportunity.”

Weil concluded, “The long-term fundamentals and health of the business remain very strong. We are optimistic about the compelling growth dynamics in our digital markets as a wider audience engages with online betting and gaming and new jurisdictions continue to open up. Combined with a resilient land-based business and retail customer base, our diversification and proven ability to expand our business will enable us to deliver further progress against our omni-channel strategy combining our high-margin, capital efficient digital businesses with our steady land-based businesses.”

Results for the Three Months ended June 30, 2023

●	Total Revenue of $80.4 million for the three months ended June 30, 2023 compared to $71.3 million for same three-month period a year ago, was an increase of 13% on a reported[2] and functional currency basis. Total Revenue excluding Low Margin Gaming Hardware Sales was $76.0 million, an increase of 7% on both a reported and functional currency basis. Results included revenue increases in all segments, led by the Gaming, Virtual Sports, and Interactive segments.

○	Gaming Revenue of $31.5 million increased 24% year-over-year on a reported and functional currency basis from the prior year quarter. Gaming Revenue excluding Low Margin Gaming Hardware Sales was $27.1 million, an increase of 6% on a reported and functional currency basis, primarily driven by an increase in UK Product Revenue as well as an increase in North America and UK Service Revenue, partially offset by lower revenue from Greece driven by the reduction of long-term license revenue due to the expiration of software licenses for terminals installed in 2018.

○	Virtual Sports Revenue of $15.0 million increased 7% year-over-year on a reported basis (+8% on a functional currency basis), driven by growth from existing online customers and an increase in Retail Virtuals.

2 Reported income statement results assume GBP:USD exchange rate was GBP 1.25: USD 1.00 for the three months ended June 30, 2023 and GBP 1.26: USD 1.00 for the three months ended June 30, 2022.

○	Interactive Revenue of $7.4 million increased 28% year-over-year on a reported and functional currency basis, with growth principally driven by growth within our existing customer base in the U.K., U.S. and Canada due to the steady introduction of new content and an increase in exclusive deals with tier-one customers as well as new customer launches.

○	Leisure Revenue of $26.5 million increased 2% year-over-year on a reported and functional currency basis, predominantly due to an increase in Holiday Parks revenue of $1.1 million due to the addition of new holiday parks, partly offset by a decline in Pubs revenue of $0.5 million. This decline was primarily due to the structured withdrawal of non-core low-margin amusement and prize vend machines as recognized in the third quarter of 2022 in the Pubs sector, as well as the reduction in the number of gaming machines.

●	Net Income of $4.1 million, or $0.14 per diluted share, compared to net income of $7.2 million, or $0.25 per diluted share, in the prior year quarter primarily due to increases in selling, general and administrative expenses, depreciation and amortization expense, interest expense (primarily due to foreign exchange movements on bank accounts) and income tax expense.

●	Adjusted Net Income of $5.3 million, or $0.18 per diluted share, compared to adjusted net income of $6.9 million, or $0.24 per diluted share, in the prior year quarter.

●	Adjusted EBITDA of $26.2 million was constant year-over-year on a reported basis (+1% on a functional currency basis). The Company’s aggregate digital business, which includes Virtual Sports and Interactive, generated 57% of Adjusted EBITDA contribution[3] compared to 51% in the prior year quarter. Current year results reflect the inflationary impact of $0.6 million due to the government-mandated wage increases in the UK and the pull-forward of $0.8 million of certain recurring expenses into the second quarter this year versus the second half last year.

●	Adjusted EBITDA Margin was 33%, compared to 37% in the prior year quarter. Adjusted EBITDA Margin excluding Low Margin Gaming Hardware Income was 34%. The decline in margin was primarily due to an increase in non-staff costs of $1.5 million due to phasing of audit fees, an increase in insurance and informational technology costs and additional legal fees, as well as an increase in staff costs of $1.3 million, driven by an increase in Leisure staff costs.

3 Aggregate digital business Adjusted EBITDA contribution is calculated using the sum of the Virtual Sports and Interactive segment-level Adjusted EBITDA deducted by an allocated corporate expense pro-rated by the segment revenue contribution as a percent of Total Revenue. The Company’s definition may not be comparable to measures of other companies. See supplemental table below.

Summary of Second Quarter 2023 Segment Financial Results

(unaudited)

	Three Months Ended June 30,		Reported Variance	Currency Movement 2023[2]	Functional Currency Variance
(In $ millions)	2023	2022	%	$	%
Total Revenue
Gaming (excl. Low Margin Gaming Hardware Sales)	$27.1	$25.5	6%	$(0.1)	6%
Virtual Sports	15.0	14.0	7%	(0.1)	8%
Interactive	7.4	5.8	28%	(0.0)	28%
Leisure	26.5	26.0	2%	(0.1)	2%

Total Company Revenue (excl. Low Margin Gaming Hardware Sales)	$76.0	$71.3	7%	$(0.3)	7%
Low Margin Gaming Hardware Sales	4.4	-	NM3	NM3	NM3
Total Company Revenue (incl. Low Margin Gaming Hardware Sales)	$80.4	$71.3	13%	$(0.3)	13%
Net operating income	12.4	13.1	(5)%	(0.0)	(5)%
Net income	4.1	7.2	(43)%	(0.1)	(42)%
Net income per basic share	$0.16	$0.27	(42)%	NM3	(43)%
Net income per diluted share	$0.14	$0.25	(43)%	NM3	(43)%

Non-GAAP Financial Measures
Adjusted EBITDA[1]
Gaming	$9.7	$9.5	2%	$0.1	3%
Virtual Sports	13.1	12.0	9%	(0.2)	11%
Interactive	4.0	3.1	29%	0.0	28%
Leisure	6.5	7.7	(16)%	(0.2)	(18)%
Corporate	(7.1)	(6.2)	(15)%	(0.1)	(12)%

Total Company Adjusted EBITDA[1]	$26.2	$26.1	0%	$(0.2)	1%
Adjusted EBITDA Margin (excl. Low Margin Gaming Hardware Sales)[1]	34%	37%
Adjusted net income	$5.3	6.9	(23)%	(0.0)	(22)%
Adjusted net income per diluted share	$0.18	$0.24	(22)%	NM3	(22)%

1 Reconciliation to US GAAP shown below.

2 Currency movement calculated by translating 2023 and 2022 performances at 2022 exchange rates.

3 Percentage/dollar change is not meaningful.

Recent Highlights

Virtual Sports

●	Contracts – Inspired signed the following contracts in the second quarter 2023:

○	Long-term contract extensions as the provider of Virtual Sports products with prominent online B2C operators Paddy Power and bet365.

○	Launched Virtual Sports in Turkey under the brand Milli Piyango in partnership with Sisal Sans.

●	Content – During the second quarter, the Company successfully launched the following:

○	Introduced Re-Play eSports™ featuring Counter-Strike™: Global Offensive in partnership with GRID, a game data platform specialized in providing in-game data solutions for the eSports and gaming industry to new and existing customers.

○	Netherlands Lottery went live with Soccer, Cricket, Darts, Basketball, and American Football Virtual events, all streamed via the Company’s streaming platform.

Interactive

●	New Customers –

○	Launched premium iGaming content with Caesars Sportsbook & Casino in Pennsylvania and FanDuel in Michigan and Pennsylvania.

○	Went live with nine new operators during the second quarter including Soaring Eagle in Michigan, Eurobet in Italy and DAZN Bet in the United Kingdom. Year-to-date, the Company has a net increase of sixteen new operators.

●	Content –

○	Released Gold Cash Freespin Megaways™.

○	Released 1001 Arabian Nights™.

○	Launched operator-branded exclusive Big William Hill Fortune™ online title.

Gaming

●	Commenced installation of “Vantage®” terminals – Completed trial period and installed over 950 new “Vantage®” terminals into venues of three major customers, with a total of 6,500 expected to be live by the fourth quarter.

●	Announced the Launch of New VLT System for Codere in Partnership with Cristaltec – In partnership with Cristaltec S.p.A. (“Cristaltec”), a leader in design, production and distribution of games and devices for the amusement with prize sector in Italy, the Company announced the installation of the new Cristaltec VLT cabinets running on Inspired’s platform in Codere, a leading Spanish multinational company in the private gaming sector across Europe and Latin America. Codere is the seventh concessionaire to adopt Inspired’s platform in Italy.

Leisure

●	Pubs and Holiday Parks Contracts Renewed and Extended –

○	Signed a renewal five-year contract with our largest customer, JD Wetherspoon for the supply of over 2,000 Category C gaming machines and a three-year agreement with Whitbread, strengthening our position in the Pubs sector.

○	Executed a two-year extension with holiday park Center Parcs and signed a new three-year agreement with holiday park Verdant, supporting our continued partnership.

●	Commenced the technical trial of our brand-new Vantage Category C cabinet in the pubs market.

Revision of Prior Period Results

The Company has provisionally concluded that certain completed software development projects were, but should not have been, delayed in the shift from work in progress to completed projects. Consequently, the commencement of amortization for certain projects was delayed and the reported amortization was lower than the actual amortization.

While we do not provisionally believe that any individual prior period was materially misstated, we do believe that an out of period correction in the three months ended June 30, 2023, could be viewed as such, and have therefore revised prior periods.

The following table summarizes the effect of the revision to the Company’s financial statements.

Period	Depreciation and Amortization, as Previously Reported ($’m)	Adjustment ($’m)	As Revised ($’m)
Quarter Ended March 31, 2022	10.1	0.3	10.4
Quarter Ended June 30, 2022	9.8	0.3	10.1
Quarter Ended September 30, 2022	8.8	0.2	9.0
Quarter Ended December 31, 2022	8.9	0.3	9.2

Year Ended December 31, 2022	37.6	1.1	38.7

Of the total adjustment, the split between segments was Gaming 44%, Virtual Sports 23%, Interactive 23%, Leisure 4% and Corporate 6%.

There is no change to the non-GAAP metric Adjusted EBITDA as a result of these non-cash revisions.

These numbers are subject to change.

Non-GAAP Financial Measures

We use non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no uniform rules for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial statements.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net income (loss) excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (Revenue Excluding Low Margin Gaming Hardware Sales) is defined as revenue excluding hardware sales that are sold at low margin with the intention of securing longer term recurring revenue streams.

Adjusted Net Income is defined as net income (loss) excluding the effects of certain exclusions and adjustments. Such excluded amounts include income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. These items have been adjusted to reflect the tax impact from excluding them from net income (loss).

Adjusted Net Income per diluted share is computed by dividing the Adjusted Net Income by the weighted average number of common shares outstanding during the period, including the effects of any potentially dilutive securities, including RSUs, using the treasury stock method, and convertible debt or convertible preferred stock, using the if-converted method, unless the inclusion would be anti-dilutive.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior year quarter, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior year quarter average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 8:00 a.m. ET / 1:00 p.m. UK on Wednesday, August 9, 2023 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-888-550-5864 (US) or 1-646-960-0275 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay: A replay of the webcast will be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2022, and subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 (646) 277-1285

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in millions, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Service	$68.1	$64.8	$126.4	$121.8
Product sales	12.3	6.5	20.0	10.1
Total revenue	80.4	71.3	146.4	131.9

Cost of sales:
Cost of service (1)	(13.4)	(11.7)	(24.3)	(23.5)
Cost of product sales (1)	(9.8)	(4.4)	(15.6)	(6.5)
Selling, general and administrative expenses	(34.4)	(31.9)	(68.7)	(61.5)
Acquisition and integration related transaction expenses	—	(0.1)	—	(0.2)
Depreciation and amortization	(10.4)	(10.1)	(19.3)	(20.5)
Net operating income	12.4	13.1	18.5	19.7

Other expense
Interest expense, net	(7.3)	(6.0)	(13.6)	(12.5)
Gain on disposal of business	—	—	—	0.9
Other finance income	0.1	0.3	0.2	0.6

Total other expense, net	(7.2)	(5.7)	(13.4)	(11.0)

Net income before income taxes	5.2	7.4	5.1	8.7
Income tax (expense) benefit	(1.1)	(0.2)	(1.2)	(0.3)
Net income	4.1	7.2	3.9	8.4

Other comprehensive income:
Foreign currency translation (loss) gain	(1.6)	5.8	(3.3)	8.2
Reclassification of loss on hedging instrument to comprehensive income	0.1	0.2	0.3	0.4
Actuarial (losses) gains on pension plan	(0.3)	2.6	1.7	3.3
Other comprehensive (loss) income	(1.8)	8.6	(1.3)	11.9

Comprehensive income	$2.3	$15.8	$2.6	$20.3

Net income per common share – basic	$0.16	$0.27	$0.15	$0.31
Net income per common share - diluted	$0.14	$0.25	$0.13	$0.29

Weighted average number of shares outstanding during the period – basic	26,267,215	26,826,014	26,211,589	26,838,339
Weighted average number of shares outstanding during the period – diluted	29,041,781	29,262,690	28,992,987	29,375,570

Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(3.2)	$(2.6)	$(6.1)	$(5.4)

(1)	Excluding depreciation and amortization

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$42.1	$25.0
Accounts receivable, net	39.1	40.5
Inventory	48.0	31.0
Prepaid expenses and other current assets	32.6	32.1
Total current assets	161.8	128.6

Property and equipment, net	48.2	44.7
Software development costs, net	39.2	34.8
Other acquired intangible assets subject to amortization, net	14.7	14.7
Goodwill	78.0	73.9
Operating lease right of use asset	7.7	8.3
Other assets	3.9	3.4
Total assets	$353.5	$308.4

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$47.5	$54.2
Corporate tax and other current taxes payable	12.1	9.3
Deferred revenue, current	31.1	4.8
Operating lease liabilities	2.9	2.8
Other current liabilities	3.8	3.6
Total current liabilities	97.4	74.7

Long-term debt	294.0	277.6
Finance lease liabilities, net of current portion	1.9	1.2
Deferred revenue, net of current portion	2.8	3.7
Operating lease liabilities	5.3	5.9
Other long-term liabilities	2.4	4.0
Total liabilities	403.8	367.1

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 26,263,421 shares and 25,909,516 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Additional paid in capital	384.1	378.2
Accumulated other comprehensive income	45.1	46.4
Accumulated deficit	(479.5)	(483.3)
Total stockholders’ deficit	(50.3)	(58.7)
Total liabilities and stockholders’ deficit	$353.5	$308.4

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$3.9	$8.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19.3	20.5
Amortization of right of use asset	1.2	1.4
Stock-based compensation expense	6.1	5.4
Reclassification of loss on hedging instrument to comprehensive income	0.3	0.4
Non-cash interest expense relating to senior debt	1.0	0.8
Changes in assets and liabilities:
Accounts receivable	3.3	(0.1)
Inventory	(15.0)	(10.4)
Prepaid expenses and other assets	2.9	2.3
Corporate tax and other current taxes payable	1.0	(6.5)
Accounts payable and accrued expenses	(9.8)	(1.5)
Deferred revenues and customer prepayment	24.6	(2.2)
Operating lease liabilities	(1.2)	(1.2)
Other long-term liabilities	(0.1)	(1.4)
Net cash provided by operating activities	37.5	15.9

Cash flows from investing activities:
Purchases of property and equipment	(9.3)	(11.5)
Acquisition of subsidiary company assets	—	(0.6)
Acquisition of third-party company trade and assets	(0.6)	—
Purchases of capital software	(10.7)	(9.9)
Net cash used in investing activities	(20.6)	(22.0)

Cash flows from financing activities:
Repurchase of common stock	(0.1)	(5.1)
Repayments of finance leases	(0.7)	(0.3)
Net cash used in financing activities	(0.8)	(5.4)

Effect of exchange rate changes on cash	1.0	(4.5)
Net increase (decrease) in cash	17.1	(16.0)
Cash, beginning of period	25.0	47.8
Cash, end of period	$42.1	$31.8

Supplemental cash flow disclosures
Cash paid during the period for interest	$11.9	$11.7
Cash paid during the period for income taxes	$4.5	$0.1
Cash paid during the period for operating leases	$1.7	$1.9

Supplemental disclosure of non-cash investing and financing activities
Lease liabilities arising from obtaining right of use assets	$0.2	$—
Additional paid in capital from settlement of RSUs	$(0.2)	$(0.2)
Property and equipment acquired through finance lease	$1.2	$—
Property and equipment transferred to inventory	$—	$0.8

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

	For the Three-Month Period ended		For the Six-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
(In millions)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net income	$4.1	$7.2	$3.9	$8.4
Items Relating to Discontinued Activities:
Pension charges	0.2	0.3	0.5	0.4

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	0.1	—	0.2
Costs of group restructure	—	—	3.0	—
Gain on disposal of business	—	—	—	(0.9)

Stock-based compensation expense	3.2	2.6	6.1	5.4
Depreciation and amortization	10.4	10.1	19.3	20.5
Interest expense, net	7.3	6.0	13.6	12.5
Other finance income	(0.1)	(0.3)	(0.2)	(0.6)
Income tax	1.1	0.2	1.2	0.3
Adjusted EBITDA	$26.2	$26.1	$47.4	$46.2

Adjusted EBITDA	£20.9	£20.7	£38.3	£35.7

Exchange Rate - $ to £	1.25	1.26	1.24	1.29

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended June 30, 2023

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$5.4	$12.0	$2.6	$3.1	$(19.0)	$4.1
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Stock-based compensation expense	0.4	0.2	0.1	0.4	2.1	3.2
Depreciation and amortization	3.9	0.9	1.3	3.0	1.3	10.4
Interest expense, net	—	—	—	—	7.3	7.3
Other finance income	—	—	—	—	(0.1)	(0.1)
Income tax	—	—	—	—	1.1	1.1
Adjusted EBITDA	$9.7	$13.1	$4.0	$6.5	$(7.1)	$26.2

Adjusted EBITDA	£7.7	£10.5	£3.2	£5.1	£(5.6)	£20.9

Exchange rate - $ to £						1.25

Three Months Ended June 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$4.6	$11.1	$2.2	$4.1	$(14.8)	$7.2
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.3	0.3

Items outside the normal course of business:
Acquisition and integration related transaction expenses	0.1	—	—	—	—	0.1

Stock-based compensation expense	0.3	0.2	0.2	0.1	1.8	2.6
Depreciation and amortization	4.5	0.7	0.7	3.5	0.7	10.1
Interest expense, net	—	—	—	—	6.0	6.0
Other finance income	—	—	—	—	(0.3)	(0.3)
Income tax	—	—	—	—	0.2	0.2
Adjusted EBITDA	$9.5	$12.0	$3.1	$7.7	$(6.2)	$26.1

Adjusted EBITDA	£7.5	£9.5	£2.5	£6.2	£(5.0)	£20.7

Exchange rate - $ to £						1.26

Six Months Ended June 30, 2023

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$10.5	$23.9	$4.7	$1.4	$(36.6)	$3.9
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.5	0.5

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	3.0	3.0

Stock-based compensation expense	0.7	0.4	0.3	0.5	4.2	6.1
Depreciation and amortization	8.0	1.7	2.3	6.1	1.2	19.3
Interest expense, net	—	—	—	—	13.6	13.6
Other finance income	—	—	—	—	(0.2)	(0.2)
Income tax	—	—	—	—	1.2	1.2
Adjusted EBITDA	$19.2	$26.0	$7.3	$8.0	$(13.1)	$47.4

Adjusted EBITDA	£15.5	£21.1	£5.9	£6.5	£(10.7)	£38.3

Exchange rate - $ to £						1.24

Six Months Ended June 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$11.2	$19.7	$4.2	$2.7	$(29.4)	$8.4
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.4	0.4

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.2	0.2
Gain on disposal of business	(0.9)	—	—	—	—	(0.9)

Stock-based compensation expense	0.6	0.3	0.3	0.3	3.9	5.4
Depreciation and amortization	9.2	1.4	1.5	7.2	1.2	20.5
Interest expense, net	—	—	—	—	12.5	12.5
Other finance income	—	—	—	—	(0.6)	(0.6)
Income tax	—	—	—	—	0.3	0.3
Adjusted EBITDA	$20.1	$21.4	$6.0	$10.2	$(11.5)	$46.2

Adjusted EBITDA	£15.6	£16.5	£4.6	£8.0	£(9.0)	£35.7

Exchange rate - $ to £						1.29

ADJUSTED NET INCOME RECONCILIATION

(Unaudited)

	For the Three-Month Period ended		For the Six-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
(In millions)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net income	$4.1	$7.2	$3.9	$8.4
Items Relating to Discontinued Activities:
Pension charges	0.2	0.3	0.5	0.4

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	0.1	—	0.2
Cost of group restructure	—	—	3.0	—
Stock-based Compensation expense related to group restructure	—	—	0.7	—
Gain on disposal of business	—	—	—	(0.9)

Upfront recognition of Stock-based Compensation expense	0.4	—	0.4	—
Effect of exchange rates on cash	0.6	(0.4)	0.6	(0.4)
Mark to market movement on currency deals	0.2	—	0.1	—
Other finance income	(0.1)	(0.3)	(0.2)	(0.6)
Tax Impact	(0.1)	(0.0)	(0.1)	0.1
Adjusted Net Income	$5.3	$6.9	$8.9	$7.2

Adjusted Net Income	£4.3	£5.5	£7.2	£5.6

Exchange Rate - $ to £	1.25	1.26	1.24	1.29

Weighted average number of shares outstanding– diluted	29,041,781	29,262,690	28,992,987	29,375,570

Adjusted Net Income per diluted share	$0.18	$0.24	$0.31	$0.25

ADJUSTED REVENUE RECONCILIATION

(Unaudited)

	For the Three-Month Period ended		For the Six-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
(In millions)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net revenues	$80.4	$71.3	$146.4	$131.9
Less Low Margin Gaming Hardware Sales	(4.4)	—	(4.4)	—
Adjusted Revenue	$76.0	$71.3	$142.0	$131.9

Adjusted Revenue	£60.7	£56.7	£115.0	£101.9

Exchange Rate - $ to £	1.25	1.26	1.24	1.29

INSPIRED ENTERTAINMENT, INC. PRO-RATED SEGMENT ADJUSTED EBITDA CONTRIBUTION

(Unaudited)

Three Months Ended June 30, 2023

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$31.5	$15.0	$7.4	$26.5	$—	$80.4

Segment % of Total Revenue	35.7%	19.7%	9.7%	34.9%		100.0%

Adjusted EBITDA	$9.7	$13.1	$4.0	$6.5	$(7.1)	$26.2
Corporate allocation(1)	(2.5)	(1.4)	(0.7)	(2.5)	7.1	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$7.2	$11.7	$3.3	$4.0	$—	$26.2

Segment Contribution to Adjusted EBITDA	27.4%	44.7%	12.6%	15.3%		100.0%

(1)	Corporate allocation pro-rated by segment % of total Adjusted Revenue contribution

Three Months Ended June 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$25.5	$14.0	$5.8	$26.0	$—	$71.3

Segment % of Total Revenue	35.8%	19.5%	8.2%	36.5%		100.0%

Adjusted EBITDA	$9.5	$12.0	$3.1	$7.7	$(6.2)	$26.1
Corporate allocation(1)	(2.2)	(1.2)	(0.5)	(2.3)	6.2	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$7.3	$10.8	$2.6	$5.4	$—	$26.1

Segment Contribution to Adjusted EBITDA	27.9%	41.4%	9.9%	20.8%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Six Months Ended June 30, 2023

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$58.9	$29.9	$14.0	$43.6	$—	$146.4

Segment % of Total Revenue	38.4%	21.0%	9.9%	30.7%		100.0%

Adjusted EBITDA	$19.2	$26.0	$7.3	$8.0	$(13.1)	$47.4
Corporate allocation(1)	(5.0)	(2.8)	(1.3)	(4.0)	13.1	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$14.2	$23.2	$6.0	$4.0	$—	$47.4

Segment Contribution to Adjusted EBITDA	29.9%	49.0%	12.7%	8.4%		100.0%

(1)	Corporate allocation pro-rated by segment % of total Adjusted Revenue contribution

Six Months Ended June 30, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$49.6	$25.6	$11.1	$45.6	$—	$131.9

Segment % of Total Revenue	37.6%	19.4%	8.4%	34.6%		100.0%

Adjusted EBITDA	$20.1	$21.4	$6.0	$10.2	$(11.5)	$46.2
Corporate allocation(1)	(4.3)	(2.2)	(1.0)	(4.0)	11.5	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$15.8	$19.2	$5.0	$6.2	$—	$46.2

Segment Contribution to Adjusted EBITDA	34.1%	41.5%	10.9%	13.5%		100.0%

(1)	Corporate allocation pro-rated by segment % of total Revenue contribution

Online Virtual Sports and Interactive Total Revenue

	Three Months Ended			Six Months Ended
	30-Jun		Change	30-Jun		Change
(In millions of GBP)	2023	2022	%	2023	2022	%
Online Revenue
Total Revenue £’m - Online Virtuals	£9.4	£8.7	8%	£19.1	£15.0	28%
Total Revenue £’m – Interactive	£5.9	£4.6	27%	£11.3	£8.6	31%
Total Revenue £’m – Online Virtuals and Interactive	£15.3	£13.3	15%	£30.4	£23.6	29%

in millions of USD	$19.2	$16.7	15%	$37.6	$30.4	24%

Exchange Rate - $ to £	1.26	1.25		1.24	1.29